Micros-to-Mainframes, Inc
                                 Exhibit   12

                BASIC AND DILUTED EARNINGS PER SHARE COMPUTATION


                          THREE MONTHS ENDED         NINE MONTHS ENDED
                           December 31, 1997          December 31, 1997


                            BASIC     DILUTED        BASIC      DILUTED

Average outstanding shares 4,450,374  4,450,374     4,450,374   4,450,374
Effect of dilutive
    Securities                           56,388                   344,045
                           ---------------------     --------------------
Equivalent Shares           4,450,374 4,506,762     4,450,374   4,494,419
                            ====================     =====================


Net Income                    $73,366    $73,366    $331,669    $331,669


Earnings Per share             $ 0.02      $ 0.02     $ 0.07      $ 0.07
                              ========    =======      ======     ======


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